Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Legg Mason Global Asset Management Trust of our reports dated December 20, 2024, relating to the financial statements and financial highlights, which appear in ClearBridge International Growth Fund’s, ClearBridge Small Cap Fund’s, ClearBridge Value Fund’s, BrandywineGLOBAL – Global Unconstrained Bond Fund’s, and BrandywineGLOBAL – Alternative Credit Fund’s Annual Report on Form N-CSR for the year ended October 31, 2024. We also consent to the references to us under the headings “Independent Registered Public Accounting Firm”, “Financial Statements” and “Financial highlights” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Baltimore, Maryland

February 18, 2025